UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 27, 2011

HEARTLAND PAYMENT SYSTEMS, INC
(Exact name of registrant as specified in its charter)

Delaware	001-32594	22-3755714
(State or other jurisdiction of incorporation or organization)	(Commission File No)	(I.R.S. Employer Identification Number)

90 Nassau Street, Princeton, New Jersey 08542
(Address of principal executive offices) (Zip Code)
(609) 683-3831
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 22, 2011, the Compensation Committee (the “Committee”) of the Board of Directors of Heartland Payment Systems, Inc. (the “Company”) approved equity incentive/retention awards to certain of the Company's executive officers. The Committee retained Frederic W. Cook & Co., Inc. to review and make recommendations to the Committee for its consideration.

The Committee considered a number of factors in determining the amount and the form of equity incentive/retention awards to grant certain of the Company's executive officers. Pursuant to the Committee's determinations, the Committee granted each of the following executive officers the equity awards described below:

Robert O. Carr, Chairman and Chief Executive Officer, received: (i) 31,847 restricted stock units with each restricted stock unit representing a contingent right to receive one share of the Company's common stock (the “RSUs”) and which vest in four equal annual installments beginning on December 22, 2012 and (ii) 95,541 performance-based RSUs (the “PSUs”) (subject to adjustment as described below), which vest at the rate of 50% on March 1, 2014 and 50% on March 1, 2015 if the Company achieves a compounded diluted earnings per share (“EPS”) threshold of 17% for the two-year period ending December 31, 2013 over the EPS for the year ending December 31, 2011 (the “Target EPS”), with EPS calculated on a pro forma basis to exclude non-operating gains and losses, if any, and excluding after-tax impact of stock compensation expenses.

Robert H.B. Baldwin, Jr., President, received: (i) 7,962 RSUs which vest in four equal annual installments beginning on December 22, 2012 and (ii) 23,885 PSUs (subject to adjustment as described below), which vest at the rate of 50% on March 1, 2014 and 50% on March 1, 2015 if the Company achieves the Target EPS.

Maria Rueda, Chief Financial Officer, received: (i) 6,369 RSUs which vest in four equal annual installments beginning on December 22, 2012 and (ii) 19,108 PSUs (subject to adjustment as described below), which vest at the rate of 50% on March 1, 2014 and 50% on March 1, 2015 if the Company achieves the Target EPS.

Charles H.N. Kallenbach, General Counsel, Chief Legal Officer and Secretary, received: (i) 5,573 RSUs which vest in four equal annual installments beginning on December 22, 2012 and (ii) 16,720 PSUs (subject to adjustment as described below), which vest at the rate of 50% on March 1, 2014 and 50% on March 1, 2015 if the Company achieves the Target EPS.

Kris Herrin, Chief Technology Officer, received: (i) 3,185 RSUs which vest in four equal annual installments beginning on December 22, 2012 and (ii) 9,554 PSUs (subject to adjustment as described below), which vest at the rate of 50% on March 1, 2014 and 50% on March 1, 2015 if the Company achieves the Target EPS.

All of the PSUs are subject to adjustment if the compound annual EPS actually achieved by the Company for the two-year period ending December 31, 2013 (the “Actual EPS”) is above or below the Target EPS as follows:

•
For each 1% that the Actual EPS is above the Target EPS, the number of shares underlying the PSUs awarded to each executive officer above shall be increased by 3.09%; provided, however, that the maximum increase in the number of shares that may be provided pursuant to the foregoing is 100%.

•
For each 1% that the Actual EPS is below the Target EPS, the number of shares underlying the PSUs awarded to each executive officer above shall be decreased by 1.13%; provided, however, that the executive officers will receive no shares of common stock after the decrease in the number of shares underlying the PSUs exceeds 80% pursuant to the foregoing adjustment.

The RSU and PSU award agreements contain double trigger accelerated vesting provisions wherein after a change in control and an executive officer's termination of employment for certain reasons, the unvested RSUs and PSUs immediately vest. Additionally, in the event of a change of control, the PSU performance benchmarks described above shall be deemed to be earned at the higher of the Target EPS or the actual performance of the Company at the time of the change of control (measured through the most recently completed quarter prior to the transaction).
In each case, except as otherwise described herein, if the executive officer is not employed by the Company at the relevant vesting date of the RSUs and PSUs granted, the unvested portion of such RSUs and PSUs will terminate. All of the RSUs and PSUs will receive dividend equivalents that will be paid in cash only when and if the RSUs or PSUs on which such dividend equivalents were accrued vest and are issued. All of such RSUs and PSUs were granted under the Company's 2008 Equity Incentive Plan, as amended and restated. All of the PSUs are subject to the Company's Compensation Recovery Policy relating to the restatement of the Company's financials due to material non-compliance with any financial reporting requirements under the securities laws. The closing price of the Company's common stock on the date such RSUs were granted was $23.55.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	December 27, 2011

Heartland Payment Systems, Inc.
(Registrant)

	By:	/s/ Maria Rueda
Maria Rueda
Chief Financial Officer